August 4, 2016

Chet Akiri

Dear Chet:

It is with great pleasure that I confirm the Compensation Committee has approved an enhanced compensation package for you effective April 18, 2016. The new terms are outlined in the attached document (Exhibit A).
Chet, we are very pleased to see you excel in this expanded role within Bristow. Please feel free to contact me at 713-267-7601 if you have any questions.

My very best regards,

/s/ Jonathan Baliff
Jonathan Baliff
President and CEO

Attachment

Offer Accepted:	/s/ Chet Akiri
Chet Akiri

Date:	August 4, 2016

Bristow Group Inc. 2103 City West Blvd., 4th Floor, Houston, Texas 77042 United States
t (713) 267 7600 f (713) 267 7620 bristowgroup.com

Exhibit A

SVP, Chief Commercial Officer and Interim SVP, Operations

Compensation Package

Employer and Location:	Bristow Group Inc. (the “Company”) located at 2103 City West Blvd, 3rd Floor, Houston, Texas 77042

Compensation Structure:	US based employment

Effective Date:	April 18, 2016

Base Salary:	$425,000 per year

Bonus Percentage:
Participation in the Company’s Annual Incentive Compensation Plan, including cash bonuses in accordance with the Senior Vice President level. Current annual incentive compensation for this position is a target bonus of 75% of Base Salary with a maximum of 187.5% of Base Salary. This target percent will apply until the replacement SVP, Operations is identified and duties are fully transitioned. Following this transition, the target bonus will revert to the percentage approved for comparable Sr. Vice Presidents which is currently 65% of Base Salary.

Additional Duties Allowance:
$15,000 per month to compensate for the additional duties associated with the Interim SVP, Operations role. This allowance will continue until the replacement SVP, Operations is identified and duties are fully transitioned.

LTIP:	Participation in the Company’s Long Term Incentive Plan, including a target annual award for this position valued at 240% of Base Salary.